Exhibit 99.1

GENETRONICS CLOSES $15.67 MILLION PREFERRED STOCK FINANCING

SAN DIEGO July 16, 2003 — Genetronics Biomedical Corporation (GEB: AMEX) announced today that it has raised an aggregate of $15.67 million, through the sale of $8.17 million of its Series A Cumulative Convertible Preferred Stock and $7.50 million of its Series B Cumulative Convertible Preferred Stock, to institutional and accredited investors. The terms of the two series of preferred stock differ slightly. The Series A Preferred Stock is convertible into Genetronics common stock at a conversion price of $0.60 per share, and there is no escrow provision. The Series B Preferred Stock is convertible into Genetronics common stock at a conversion price of $0.70 per share, and the proceeds from the sale of the Series B Preferred Stock will remain in escrow to be released to Genetronics upon the achievement of specific milestones. Genetronics will pay the holders of Series A and Series B Preferred Stock an annual coupon of 6%, in shares or cash, and each holder received 40% warrant coverage at an exercise price of $0.75/share.

The participants in the funding include SCO Capital Partners, LLC, SDS Merchant Fund, L.P., Baystar Capital II, L.P., Xmark Funds, ProMed Partners, L.P., and PharmaBio Development, the strategic investment unit of Quintiles Transnational Corp. (QTRN: Nasdaq).  SCO Securities LLC acted as the placement agent.

“I am proud to announce this transaction, which we consider to be the culmination of an 18-month restructuring process at Genetronics,” said Genetronics’ CEO, Dr. Avtar Dhillon. “The funds will be used to further our clinical trials in the United States, accelerate our commercialization program in Europe, and continue the development of new applications of electroporation technology in oncology and gene delivery.  I am also very pleased with the sophistication and quality of the investors participating in this financing.”

The preferred stock which is convertible into common stock and the warrants to purchase common stock have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent a registration statement or exemption from registration.

About Genetronics Biomedical Corporation

Genetronics Biomedical Corporation is a leader in electroporation therapy with over 200 patents issued, allowed, or pending. Genetronics utilizes its proprietary electroporation technology for the targeted intracellular delivery of therapeutic materials, concentrating on drugs, vaccines, and gene therapy. In oncology, Genetronics has initiated Phase III clinical trials for the treatment of recurrent head & neck cancer. In gene therapy, Genetronics has several collaborations with major biotechnology and pharmaceutical companies for the delivery of therapeutic genes or vaccines using electroporation. More information can be obtained at www.genetronics.com.

This press release contains certain forward-looking statements relating to Genetronics’ plans to develop its electroporation drug and gene delivery technology and to maximize shareholder value. Actual events or results may differ from Genetronics’ expectations as a result of a number of factors, including the uncertainties inherent in clinical trials and product development programs, evaluation of potential opportunities, the level of corporate expenditures, the assessment of Genetronics’ technology by potential corporate partners, and capital market conditions, and others set forth in Genetronics’ periodic reports, including its Annual Report on Form 10-K for the year ended December 31, 2002, its Quarterly Report on Form 10-Q for the three months ended March 31, 2003  and other regulatory filings. There can be no assurance that any product in the Genetronics product pipeline will be successfully developed or manufactured, or that final results of human pilot studies or clinical studies will be supportive of regulatory approvals required to market products. The American Stock Exchange has not reviewed and do not accept responsibility for the adequacy or accuracy of this release.